Exhibit 10.1

April 28, 2005

Mr. Rob-Roy J. Graham

3517 Wentwood

Dallas, Texas 75225

Dear Rob:

The purpose of this letter agreement (“Agreement”) is to set forth the terms and conditions of the agreement which we have reached in connection with the voluntary resignation of your executive officer position with Microtune, Inc. (“Microtune”) and your assistance in the transitioning of your duties. Therefore, in connection with the voluntary resignation of your executive officer position at Microtune as Vice President, Chief Development Officer and Secretary, and in order to facilitate a smooth and orderly transitioning of your duties, we have agreed to provide you the benefits outlined herein.

While this document is drafted in letter form, it is intended to be a legally binding agreement which we have reached in connection with the matters outlined herein. Therefore, for and in good consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both you and Microtune, Rob-Roy J. Graham and Microtune, Inc. hereby agree as follows:

1.	Resignation of Executive Officer Position with Microtune. You agree to submit your voluntary resignation as an executive officer from Microtune, Inc. and you agree to resign from any officer, director and/or manager positions that you may hold with any of Microtune’s subsidiaries as of April 30, 2005.

2.

Transitional Employment. As of May 1, 2005 until, May 31, 2005, you will remain employed by Microtune in order to perform the transitional tasks and duties identified on Exhibit A attached hereto (the “Identified Tasks”). In addition, you will prepare a “transition file” for the use of Microtune and its officers in the transitioning of your responsibilities. Your transitional employment will remain in effect as long as you perform the Identified Tasks in a satisfactory manner, as determined by James Fontaine, CEO and President. You will be responsible for the Identified Tasks until May 31, 2005, and then you will continue to be employed by Microtune for “as needed” transitional and/or consulting services for a term lasting until November 15, 2005, contingent upon your satisfactory performance of any requested services, or until you accept new full time employment from another employer. In the event you obtain new full time employment prior to November 15, 2005, you will agree to resign your employment in accordance with normal resignation procedures and all benefits owing to you under this Agreement will terminate as of the date you resign. You will not accrue any vacation days after April 30, 2005. At May 1, 2005, you will begin 84 business hours of vacation at your current rate of pay and, upon your return from vacation, you will then begin receiving cash compensation of $250.00 (less applicable federal and state withholdings) at each semi-monthly pay period until November 15, 2005 or until you accept new, full-time employment from another employer.

3.	Other Agreements. You will agree to fully comply with the terms and conditions of the Invention Assignment and Confidentiality Agreement between you and Microtune dated August 25, 2003 (“Confidentiality Agreement”). In this regard, you acknowledge that you have legal obligations and responsibilities regarding your activities after the termination of your employment. By signing this Agreement, you acknowledge the existence and validity of the Confidentiality Agreement. In addition, you acknowledge that Microtune agrees to provide you with confidential information unique to Microtune during the term of your transitional employment and, by your signature, you acknowledge delivery and receipt of same. Microtune’s confidential information is defined in the Confidentiality Agreement. You and Microtune agree to fully comply with the terms and conditions of the Indemnification Agreement between you and Microtune dated August 25, 2003 (“Indemnification Agreement”). In this regard, you and Microtune acknowledge that you and Microtune have legal obligations and responsibilities under the Indemnification Agreement that continue after your resignation and after the termination of your employment. By signing this Agreement, you and Microtune acknowledge the existence and validity of the Indemnification Agreement.

4.

Non-Solicitation and Non-Competition. You acknowledge and agree that information, including the confidential information, you acquire during the term of your transitional employment will enable you to irreparably injure Microtune if you should engage in unfair competition. In consideration of the compensation provided to you under this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which you acknowledge, you agree not to solicit or assist any entity in the solicitation of Microtune employees for a period beginning on the date of this Agreement and ending on November 15, 2006. For purposes of this Agreement, solicitation includes providing names and/or qualifications to an entity by which you are employed or have an ownership interest in, or any outside recruiting agency such an entity has contracted with. The term “Microtune employee” shall include former Microtune employees until such individual has been off the Microtune payroll for 90 days. Furthermore, you agree until April 30, 2006, not to engage, directly or indirectly, in any form of consultancy, employment or other advisory relationship with any company in the United States that competes directly with Microtune in the sale of Microtune’s semiconductor products and are listed in Microtune’s annual reports on Form 10-K or quarterly reports on Form 10-Q. For purposes of this Agreement, “Microtune’s semiconductor products” shall be deemed to be those products in existence on the date hereof or any products developed by Microtune in the future in the same line of business. If you desire to accept employment or to enter into any consultancy or advisory relationship with one of these companies in a business unit or division that does not compete directly with Microtune, you will notify Microtune and provide a certification to Microtune that to the best of your knowledge, such employment or advisory relationship will not be with a business unit or division that competes directly with Microtune and you will reaffirm your confidentiality obligations under the Confidentiality Agreement as of such date. You further acknowledge and agree that these non-solicitation and non-competition restrictions including, but not limited to, the time period of restriction, the geographic areas of restriction, and the scope of the restriction, are fair and reasonable, are supported by sufficient and valid consideration, and these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of Microtune. You acknowledge that these restrictions will not prevent you from obtaining gainful employment in your occupation or field of expertise or cause you undue hardship; that there are numerous other employment and business opportunities available to you that are not affected by these restrictions.

5.	Announcement of Resignation. With respect to third parties, Microtune and you agree to announce that you are voluntarily resigning from your executive officer position at Microtune due to your retirement, but that you will assist Microtune with the transition of your duties.

6.	Comments Regarding Microtune. You agree not to make any derogatory comments to any third party regarding Microtune, its management, or any prior or ongoing Microtune projects taking place. Microtune will also agree not to make any derogatory comments to any third party regarding your employment or the circumstances surrounding your departure. If references are requested, Microtune will provide a copy of the letter of recommendation dated April 28, 2005 from James A. Fontaine, CEO and President promptly upon your request. If there are other inquiries as to your employment at Microtune, Microtune’s response will be limited to stating the dates of your employment and positions held.

7.

Compensation for Transition Services. In exchange for the covenants and promises that you have made in this Agreement, including but not limited to, the Release of All Claims in paragraph 8, and in exchange for your continued employment during the transition of your duties, Microtune agrees to the continuation of all stock option vesting through November 15, 2005. If you resign your employment prior to November 15, 2005, all stock option vesting will cease as of the date of your resignation. You agree that all stock option vesting after November 15, 2005 will cease and you agree not to make any claim for any other stock option or equity compensation from Microtune. During your six-month term of transitional employment, you will receive medical and dental benefits. In the event that you obtain new, full-time employment prior to the completion of the six-month term of transitional employment, all medical and dental benefits will stop. You acknowledge that you have no other claims for compensation, vacation pay, bonus, or other incentive payments other than those specified in this paragraph 7, with the exception of any open expense statements approved, but not yet processed.

8.	Release of All Claims. You agree that, in exchange for the amounts provided to you under this Agreement (to which you are not entitled except pursuant to this Agreement), you waive and release, and promise never to assert, any claims of any kind or nature whatsoever, in law or equity, known or unknown, direct and indirect, that you have, or might in the future have, against Microtune and its predecessors, subsidiaries, affiliates, associates, owners, divisions, representatives, related entities, officers, directors, stockholders, partners, insurers, employee benefit plans (and their trustee, administrators and other fiduciaries), attorneys, agents and employees, arising from or related to your employment with Microtune and/or your resignation from Microtune. You understand that the claims you are waiving, releasing, and promising not to assert include, but are not limited to, claims arising under federal, state and local statutory and common law, including but not limited to claims under Texas Labor Code, Title 2, Chapter 21, Subchapters A-G, Sections 21.001 et seq., as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income and Security Act, the Family Care and Medical Leave Act, claims for breach of contract and/or of the implied covenant of good faith and fair dealing, infliction of emotion distress, misrepresentation, fraud, claims related to professional disparagement or damage to professional reputation and under any other statutory or common law claim relating to employment. Furthermore, you agree and understand that the claims you are waiving, releasing and promising never to assert include claims that you now know or have reason to know exist, as well as those that you do not presently have any reason to know, believe or suspect. Finally, you acknowledge that you have been given the opportunity to seek legal counsel of your own choosing before executing this document. The releases in this paragraph shall not apply to any disputes arising out of a breach of this Agreement, or claims related to events occurring after the date of this Agreement which are not governed by this Agreement. Microtune agrees that, in exchange for the transitional services and the releases above, that it hereby waives and releases any claims of any kind or nature whatsoever in law or equity, that are actually known by Microtune as of the date of this Agreement. Any claims or causes of action that Microtune may discover after the date hereof will not be affected by this release of claims.

9.

Release of Age Discrimination Claims/Acceptance of Agreement. You agree to waive any rights or claims arising out of the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. In connection therewith, you acknowledge the following: (1) you have been advised to consult with an attorney; (2) you have twenty-one (21) days to consider this Agreement; and (3) you may revoke this Agreement at any time during the first seven (7) days following the execution of this Agreement by delivery of written notification to Microtune, Inc., 2201 10th Street, Plano, Texas 75074, ATTN: James A. Fontaine, CEO and President.

This Agreement will not become effective or be enforceable until the seven (7) day period has expired. You may accept this settlement set forth herein by returning this signed Agreement to Microtune, Inc., 2201 10th Street, Plano, Texas 75074, ATTN: James A. Fontaine, CEO and President. In the event you revoke this Agreement, Microtune shall have no obligation to fulfill the promises described herein and the Agreement shall not become effective.

10.	Enforcement. You acknowledge that the restrictions and agreements contained in this Agreement are necessary for the protection of Microtune in a highly competitive business environment and that any breach of any of the provisions of this Agreement will cause Microtune irreparable damage for which there is no adequate remedy at law, and for which Microtune could not be adequately or reasonably compensated for in monetary damages. Accordingly, you consent to the issuance of an injunction in favor of Microtune, where Microtune has acted upon reasonable information concerning the potential breach, to enjoin the breach of any covenant of yours contained in this Agreement by any court of competent jurisdiction. Nothing contained in this paragraph shall be in limitation of any other rights or remedies which Microtune may have at law or in equity should you breach the terms of this Agreement.

11.	Governing Law & Severability. You and Microtune agree that Texas law shall govern the construction, interpretation and enforcement of this Agreement, and that if any provisions, or portion thereof, of this Agreement shall for any reason be held to be invalid or unenforceable or to be contrary to public policy or any law, then the remainder of this Agreement shall not be affected thereby.

12.	Compliance with Insider Trading Policy. You agree to comply with the Microtune Insider Trading Policy, including any blackout period, until the Form 10-Q for the quarter ended March 31, 2005 has been filed. However, if necessary, you agree to be subject to further blackout periods if Microtune determines that your transition duties have allowed you access to material, non-public information. You should consult with an attorney of your choice after that date to determine any continuing obligations you may have with respect to insider trading regulations.

13.	No Admission of Wrongdoing. It is understood and agreed that neither this Agreement, nor any provision of the Agreement, shall be deemed to be, constitute or should be construed as, an admission of liability or wrongdoing by you or by Microtune.

14.

Entire Agreement. You and Microtune agree that no promises or representations were or are made which do not appear written in this Agreement; that this Agreement contains the entire agreement between us and supersedes any and all previous verbal or written promises, representations, agreements, negotiations and discussions between us; that neither of us is relying on any representation or promise that does not appear in this Agreement; that this Agreement is the result of negotiations between us after the opportunity to consult with counsel of our own respective choosing; and that this Agreement cannot be terminated or changed except by a writing signed by you and a duly authorized representative of Microtune.

If this Agreement adequately outlines the terms and conditions of the agreement we have reached in regard to the matters contained herein, we ask that you please signify your acceptance by executing a counterpart original of this letter where indicated below.

Despite your decision to end our employment relationship, we sincerely appreciate your prior service to Microtune, Inc. and we wish you well in the future.

Sincerely,

Microtune, Inc.

BY:	/s/ James A. Fontaine
James A. Fontaine Chief Executive Officer and President

AGREED AND ACCEPTED:

/s/ Rob-Roy J. Graham
Rob-Roy J. Graham

EXHIBIT A

IDENTIFIED TASKS

1)	Return investor calls until May 31, 2005 or until another executive officer of Microtune assumes this responsibility.

2)	Prepare a “transition file” for the use of Microtune and its officers in the transitioning of your responsibilities. Such file shall include:

-	Recommendations as to updating Microtune’s commercial insurance coverages.
-	Coordination of Microtune’s Investor Relations activities through June 2005.

3)	Return phone calls and emails promptly to assist in the transition of your responsibilities.